Exhibit 99.1

NEWS RELEASE

Contacts:	William A. Owen	Angie Yang/Evan Pondel
	Chief Financial Officer	PondelWilkinson Inc.
	951.699.4749	310.279.5980
		investor@pondel.com

OUTDOOR CHANNEL HOLDINGS RECEIVES NASDAQ STAFF DETERMINATION LETTER

Temecula, California – November 21, 2006 – Outdoor Channel Holdings, Inc. (Nasdaq: OUTD) today announced that on November 15, 2006 it received a Nasdaq Staff Determination Letter stating that the company is not in compliance with the requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2006.

Accordingly, the Nasdaq Staff Determination Letter indicated that the company’s securities are subject to delisting from the Nasdaq Global Market unless Outdoor Channel Holdings requests a hearing before a Nasdaq Listing Qualifications Panel (Panel). The company intends to timely request a hearing to review the staff’s determination which will automatically stay the delisting and allow the company’s common stock to continue trading on Nasdaq under its symbol, OUTD, pending the hearing and a decision by the Panel.  There can be no assurance that the Panel will grant the company’s request for continued listing as a result of the hearing.

As previously announced, in connection with the company’s preparation of financial statements and impairment testing of certain intangible assets for the period ended September 30, 2006, authorized officers of Outdoor Channel Holdings concluded that due to a change in its strategy to increase the number of subscribers to its national television network, the intangible assets relating to distributor relationships acquired as part of its September 2004 purchase of the minority interest of The Outdoor Channel have become fully impaired. As a result, the company expects to record a non-cash impairment charge equal to the carrying value of such assets during the third quarter of 2006. A correction in the estimated useful life, and the corresponding value, of these intangible assets, originally valued at $10,573,000, will result in a reclassification of a portion of such assets as goodwill as of September 2004 and such reclassification, and other resulting accounting charges, are expected to be recorded prior to such impairment charge. Because the corrected estimated useful life and the corresponding value of such assets as of September 2004 have not yet been finally determined, the company cannot currently estimate the amount of such impairment charge, and this information is necessary for the company to complete its Form 10-Q for the period ended September 30, 2006.  The impairment charge will result in no future cash expenditures.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates The Outdoor Channel, a national television network dedicated to providing traditional outdoor programming to America’s 82 million anglers, hunters and outdoor enthusiasts.  The Company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts, including Outdoor Channel 2 HD, LDMA-AU, Inc. (Lost Dutchman’s) and Gold Prospector’s Association of America, LLC (GPAA).

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Nielsen Media Research Universe Estimates for The Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide.  Nielsen estimated that The Outdoor Channel had approximately 28.9 million cable and satellite subscribers as of November 2006.  Please note that this estimate regarding The Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

Safe Harbor Statement

The information contained in this news release may include forward-looking statements. The company’s actual results could differ materially from those discussed in any forward-looking statements. The statements contained in this news release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Statements in this press release regarding the possible conclusions or determinations to be made by the company or its independent registered public accounting firm regarding the revisions to the estimated useful life and revaluation of certain intangible assets previously classified as indefinite-lived are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the company and its independent registered public accounting firm concerning matters related to the foregoing asset reclassification, revision and revaluation, including whether the company will be required to restate its financial statements for any period after September 2004.  The company’s forward-looking statements also relate to, among other things, the filing of a request for a hearing before the Panel and accelerated growth in the channel’s subscriber base.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

These statements involve significant risks and uncertainties and are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to (1) our ability to increase our subscriber base; (2) our ability to manage growth and/or changes in management; (3) the methodology used by third parties to estimate the subscriber base of, and the ratings of programs on, The Outdoor Channel, or inaccuracies in such estimates; (4) the placement of The Outdoor Channel in unpopular or more expensive packages; (5) the risk of cable and satellite service providers discontinuing carriage of The Outdoor Channel; (6) consolidation of service providers; (7) our ability to secure and retain national advertising accounts; (8) our ability to develop or distribute popular shows on The Outdoor Channel; and (9) costs associated with producing and acquiring programming, as well as other factors.  In assessing forward-looking statements contained herein, you are urged to read carefully all cautionary statements contained in our filings with the Securities and Exchange Commission. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act and Section 21E of the Exchange Act.

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